Exhibit 99.1
FOR IMMEDIATE RELEASE
MAN SANG HOLDINGS, INC.
Man Sang Holdings, Inc. Announces Stockholders’ Meeting Date
     NEW YORK- (MARKETWIRE) — August 4, 2009 — Man Sang Holdings, Inc. (“Man Sang Nevada”) (NYSE Amex: MHJ), a Nevada corporation, announced that its previously announced special meeting of stockholders will be held at 10:00 a.m. (Hong Kong time) on August 25, 2009 at the offices of Man Sang Holdings, Inc., Suite 2208-14, 22/F, Sun Life Tower, The Gateway, 15 Canton Road, Tsimshatsui, Kowloon, Hong Kong SAR. At the special meeting, Man Sang Nevada’s stockholders will consider a proposal to approve the dissolution and liquidation of Man Sang Nevada and the adoption of the agreement and plan of liquidation, in order to change its place of incorporation from Nevada to the British Virgin Islands.
     The reorganization will be effected through the dissolution and liquidation of Man Sang Nevada pursuant to the terms of an agreement and plan of liquidation entered into with Man Sang International (B.V.I.) Limited (“Man Sang BVI”), an international business company incorporated in the British Virgin Islands and a wholly owned subsidiary of Man Sang Nevada. Under the agreement and plan of liquidation, Man Sang Nevada will be dissolved and liquidated and, at the effective time of the liquidation, Man Sang Nevada will distribute, on a share-for-share basis, 6,382,582 ordinary shares and 100,000 preferred shares of Man Sang BVI to its existing stockholders.
     The dissolution and liquidation of Man Sang Nevada will result in the elimination of Man Sang Nevada as the holding company of our group, the number of Man Sang BVI ordinary shares and preferred shares to be held by stockholders of Man Sang Nevada will be the same as the number of shares of Man Sang Nevada common stock and preferred stock such shareholders hold immediately prior to the completion of the dissolution and liquidation, and Man Sang Nevada stockholders’ relative economic ownership and voting rights will remain unchanged.
     Under Nevada law, the dissolution and liquidation requires the affirmative vote of holders representing a majority of voting power of Man Sang Nevada’s outstanding shares of common stock and Series A preferred stock entitled to vote. On August 3, 2009, the principal stockholders of Man Sang Nevada, Cheng Chung Hing, Ricky, Cheng Tai Po and entities affiliated with them, owned approximately 3,437,501 outstanding shares of Man Sang Nevada common stock and 100,000 outstanding shares of Man Sang Nevada preferred stock, which together represent the votes of 6,628,726 shares of Man Sang Nevada common stock, or 69.2% of the total voting power of Man Sang Nevada common stock and Series A preferred stock. The principal stockholders have agreed to vote their shares in favor of the dissolution and liquidation of Man Sang Nevada and the adoption of the agreement and plan of liquidation. The principal stockholders own sufficient numbers of shares of Man Sang Nevada common stock and preferred stock to approve the dissolution and liquidation of Man Sang Nevada and the adoption of the agreement and plan of liquidation.
     In addition to stockholder approval, the reorganization is subject to other conditions specified in the agreement and plan of liquidation.
     Man Sang BVI intends to apply to list its ordinary shares on the NYSE Amex stock exchange under the same symbol as Man Sang Nevada, effective upon the dissolution and liquidation of Man Sang Nevada. The preferred shares of Man Sang BVI will remain unlisted.
     Notice of the special meeting and a proxy statement/prospectus describing the dissolution and liquidation reorganization will be mailed on or about August 4, 2009 to Man Sang Nevada’s stockholders of record on July 27, 2009. Man Sang BVI has filed a registration statement on Form F-4, containing a proxy statement/prospectus, with the U.S. Securities and Exchange Commission (“SEC”). This registration statement is available for free at the SEC’s website, www.sec.gov. When finalized, these documents will be available at no charge at the SEC’s website and at Man Sang Nevada’s website, www.man-sang.com.
     This announcement does not constitute an offer of securities for sale, or an offer or an invitation to purchase any securities. When the registration statement and the related proxy statement/prospectus are finalized, investors should read these documents carefully before making a decision concerning the proposed dissolution and liquidation reorganization because these documents will contain important information that investors should consider. The final proxy statement/prospectus will be mailed to stockholders of Man Sang Nevada.
     Man Sang Nevada and its respective officers and directors may be deemed to be participants in the solicitation of proxies from Man Sang Nevada stockholders in favor of the dissolution and liquidation reorganization. Information about the executive officers and directors of Man Sang Nevada and their ownership of Man Sang Nevada common stock and preferred stock will be set forth in the proxy statement/prospectus included in the registration statement on Form F-4 filed with the SEC. Investors may obtain more detailed information regarding the direct and indirect interests of Man Sang Nevada and its executive officers and directors in the dissolution and liquidation reorganization by reading the proxy statement/prospectus regarding the dissolution and liquidation reorganization.
ABOUT MAN SANG HOLDINGS, INC.
     Man Sang Holdings, Inc. is principally engaged through subsidiaries in the purchasing, processing, assembling, merchandising and wholesale distribution of pearls, pearl jewelry products and jewelry products. In addition, Man Sang Holdings, Inc., through its subsidiaries, owns and operates commercial real estate for lease and sale in Hong Kong and the People’s Republic of China.
     This press release contains forward-looking statements concerning, among other things, Man Sang Nevada’s prospects for its operations and the successful completion of the agreement and plan of liquidation and change in place of incorporation, which are subject to a number of risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Man Sang Nevada’s reports filed with the SEC, include Man Sang Nevada’s ability to consummate the liquidation, its ability to realize the expected benefits of the liquidation and the change in place of incorporation within the expected timeframe, or at all, costs or difficulties related to the liquidation, the change in place of incorporation and related transactions, which could be greater than expected, the tax treatment of the liquidation, the availability, terms and cost of funding for its operations and development projects, materially adverse changes in international economic, market and political conditions, especially in Europe and the United States and elsewhere where its customers are located, which would reduce discretionary spending on luxury goods, the impact of current, pending and future legislation, regulation and regulatory and legal actions, and changes in tax and other laws affecting the agreement and plan of liquidation and Man Sang Nevada’s business. Man Sang Nevada disclaims any obligation to update or revise statements contained in these materials based on new information or otherwise.
CONTACT:

Man Sang Holdings, Inc. — Mr. Martin Pak	Phone: (852) 2317 9888
E-mail: martinp@man-sang.com

The Altman Group — Patricia Baronowski	Pbaronowski@altmangroup.com